Exhibit 99.1

RULES OF THE ALPHAWAVE IP GROUP PLC LONG TERM INCENTIVE PLAN

ALPHAWAVE IP GROUP PLC

Committee’s Adoption:	16 April 2021

Expiry Date:	18 May 2031

Amendments	Changes to rule 3 put to shareholders in December 2022

Changes to grant procedure approved by Committee on 20 April 2023

Changes to reset dilution limits approved by shareholders on 23 September 2024

Changes to individual grant limits approved by shareholders on 17 June 2025

Changes to rule 5.7 approved by the Committee on 17 September 2025

Table of Contents

Contents		Page

1	Definitions	1

2	Granting Awards	3

3	Limits	6

4	Before Vesting	7

5	Vesting	8

6	Malus, delay in Vesting and clawback	11

7	Holding Requirement	13

8	Leaving employment	15

9	Corporate events	17

10	Exchange	19

11	Changing the Plan and termination	20

12	General	21

Schedule 1 UK Tax-Qualified Options		26

Schedule 2 Amended Pre-IPO Options		31

Schedule 3 Awards to US taxpayers		33

1Definitions
In these rules:
“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;
“Award” means a Conditional Award, an Option or Forfeitable Shares;
“Award Date” means the date set by the Committee under rule 2.3 or, if no such date is set, the date on which the Committee resolves to grant the Award;
“Bonus Deferral Award” means an Award to which rule 2.4 applies;
“Change of Control” means
(a)when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or
(b)when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or
(c)a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way except as a result of a repurchase of Shares by the Company.
“Clawback Period” means the period during which the Committee can decide under rule 6.2 that clawback will apply which, unless the Committee decide otherwise under rule 2.3, will run from the date on which the Award Vests until the fifth anniversary of the Award Date;
“Committee” means, subject to rule 9.6 (Composition of the Committee), the board of directors of the Company or a duly authorised person or group of persons;
“Company” means Alphawave IP Group PLC;
“Conditional Award” means a conditional right to acquire Shares granted under the Plan;
“Dealing Restriction” means any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time;
“Dividend Equivalent” means an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting, subject to rule 5.5 (Dividend Equivalent);
“Final Lapse Date” means the 10th anniversary of the date on which an Option is granted or any earlier date set under rule 2.3 (Terms of Awards);
“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Forfeitable Share Agreement” means the agreement referred to in rule 2.7;
“Grantor” means, in respect of an Award, the Company or any Member of the Group or other entity which has agreed or is otherwise bound to satisfy the Award;
“Holding Period” means the period during which a Holding Requirement applies;
“Holding Requirement” means a requirement that Shares be held during the Holding Period as described in rule 8;
“Holding Share” means a Share which is subject to a Holding Requirement;
“IPO” the admission to trading of Shares on the official list of the London Stock Exchange;
“Market Value” means, except where the definition in Schedule 1 applies, the market value determined by the Committee in its discretion on the relevant date by reference to the closing price on that date or the previous trading day or average closing prices over a period specified by the Committee;
“Member of the Group” means:
(d)the Company;
(e)its Subsidiaries from time to time; or
(f)any other company which is associated with the Company and is so designated by the Committee;
“Normal Vesting Date” means the date set by the Committee for Vesting of an Award under rule 2.3 (Terms of Awards);
“Option” means a right to acquire Shares granted under the Plan;
“Participant” means a person holding (or who previously held) an Award or their personal representatives;
“Performance Condition” means a condition set for an Award under rule 2.4;
“Plan” means these rules known as “The Alphawave IP Group PLC Long Term Incentive Plan”, as changed from time to time;
“Shares” means fully paid ordinary shares in the capital of the Company;
“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;
“Vesting” occurs at the time or times described in rule 5.1 and means, in relation to:
(a)an Option, the Option becoming exercisable; and,
(b)a Conditional Award, the Participant becoming entitled to have the Shares issued or transferred to them on the timeframe described in rule 5.2; and

(c)in relation to Forfeitable Shares, the restrictions in the Forfeitable Share Agreement ceasing to apply.

2Granting Awards

2.1Eligibility
The Committee may decide that an Award will be granted to anyone who is an employee, including an executive director of any Member of the Group on the date of grant in accordance with any selection criteria that the Committee in its discretion may set.
A Bonus Deferral Award may be granted to a former employee of any Member of the Group. However, unless the Committee consider that special circumstances exist, an Award (other than a Bonus Deferral Award) may not be granted to a person who, on the date of grant, has given or been given notice terminating their employment, whether or not such termination is or would be lawful.

2.2Timing of Award
Awards may not be granted after the 10th anniversary of IPO and may only be granted within 42 days starting on any of the following:
2.2.1the end of any closed period under the UK version of the Market Abuse Regulation (EU) 596/2014 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018;
2.2.2the date of the Company’s annual general meeting or any other general meeting;
2.2.3any day on which the Committee resolves that exceptional circumstances exist which justify the grant of an Award (such as an urgent need to retain a Participant);
2.2.4any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or
2.2.5the date on which any Dealing Restrictions which prevented the granting of Awards during any period specified above cease to apply.
However, Awards may also be granted to a person who is not a director of the Company:
2.2.6in the quarter in which they become an employee of a Member of the Group for the first time or in the following quarter; or
2.2.7to a person with a previously granted Award, within three months of the date on which such Award has Vested in full (or would have Vested in full but for a failure to meet any Performance Condition);
2.2.8in the quarter in which they are promoted or in the following quarter.

2.3Terms of Awards
The Committee will set the following terms for each Award:
2.3.1whether the Award is:
(i)a Conditional Award;
(ii)an Option;
(iii)Forfeitable Shares;
or a combination of these;

2.3.2whether the Award is a Bonus Deferral Award (see rule 2.4);
2.3.3subject to rule 3 (limits), the number of Shares subject to the Award or how it will be calculated;
2.3.4the Award Date (if not the date on which the Committee resolves to Award is grant the Award);
2.3.5any Performance Condition - see rule 2.4 (Performance Conditions);
2.3.6the Normal Vesting Date(s) and, if more than one the number of Shares which will Vest on each Normal Vesting Date or how that will be determined;
2.3.7whether or not a Holding Requirement will apply and if so, when the Holding Period will normally end;
2.3.8in the case of a Conditional Award or Option, whether or not the Award carries a Dividend Equivalent and, if so, the basis on which it will be determined;
2.3.9the Clawback Period;
2.3.10in the case of an Option, the Exercise Price (which may be nil) and the Final Lapse Date if it is to be earlier than the 10th anniversary of the date on which the Option is granted;
2.3.11which, if any, of the Schedules to these rules applies to the Award; and
2.3.12any other terms determined by the Committee which are not inconsistent with these rules.

2.4Bonus Deferral Award
An Award is a Bonus Deferral Award if:
2.4.1the Participant is or may become entitled to a cash bonus; and
2.4.2the Committee decides (with or without the agreement of the Participant) that the Bonus Deferral Award will be granted instead of some or all of the cash bonus which would otherwise be payable; and

2.4.3the Committee designates the Award as a Bonus Deferral Award.
The number of Shares subject to a Bonus Deferral Award will be that which has a Market Value on the Award Date equal to the amount of cash bonus which would otherwise be payable.
Bonus Deferral Awards are different to others in that they do not normally lapse on leaving employment (see rule 8) and are not normally reduced on a Change in control or similar corporate event (see rule 9).

2.5Performance Conditions
When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more conditions which may or may not be linked to the performance of the Company, the Participant, or the Member of the Group in whose business unit the Participant works.
A Performance Condition will normally be specified when the Award is granted. The Committee may change a condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate to do so.

2.6Documentation of Conditional Awards and Options
Conditional Awards and Options may be granted by deed or in such other manner as the Committee determines.
The Committee may require that the Participant accept the terms of a Conditional Award or an Option in such manner and by such deadline as it may determine. If the Participant does not do so or leaves employment before the date set by the Committee, the Award will lapse on that date and will be deemed never to have been granted.
Each Participant will be notified of (or have access to) the terms of a Conditional Award or an Option determined under rule 2.3...

2.7Documentation of Forfeitable Shares
Where an Award consists of Forfeitable Shares, the Participant must enter into a Forfeitable Share Agreement with the Grantor on such terms as the Committee may determine. The Forfeitable Share Agreement must provide that, to the extent that the Award lapses under the Plan, the Shares are forfeited and the Participant will immediately transfer the interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor.

2.8Transfer of Forfeitable Shares
On or after the grant of an Award of Forfeitable Shares the Grantor will procure that the relevant number of Shares are transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan and the Forfeitable Share Agreement.

2.9No payment
A Participant is not required to pay for the grant of any Award.

2.10Administrative errors
If an Award is granted which is inconsistent with rule 2.1 (Eligibility), it will lapse immediately.
If any Award is granted which is inconsistent with rules 3.1 (Individual limit for Awards) or 3.2 (Plan limit - 10 per cent), the Award will, unless the Committee decides otherwise, be limited and will take effect from the date it is granted on a basis consistent with those rules.

3Limits

3.1Individual limit
An Award (other than a Bonus Deferral Award) must not be granted to any Participant unless it complies with any applicable individual grant limit set in the approved directors’ remuneration policy of the Company (as defined in s226B(2) of the Companies Act 2006).

3.2Plan limit - 10 per cent
An Award must not be granted on any day if:
3.2.1the number of Shares committed to be issued under that Award, plus
3.2.2the number of Shares which have been issued, or committed to be issued, to satisfy:
(i)other Awards under the Plan; and
(ii)options and awards under any other employee share plan operated by the Company, granted in the previous five years is more than 10 per cent of the ordinary share capital of the Company in issue immediately before that day.

3.3Scope of Plan limit
For the purposes of determining the limit in rule 3.2 (Plan limit – 10 per cent) the following are ignored:
3.3.1Shares committed to be issued under a Dividend Equivalent (or otherwise in respect of any dividend); and

3.3.2Shares issued, or committed to be issued to satisfy options or awards under the Plan or any other employee share plan operated by any Member of the Group which were granted before 23 September 2024 (including options which were amended to be governed by the rules of the Plan).
As long as so required by the Investment Association, shares transferred from treasury are counted as part of the ordinary share capital of the Company and as shares issued by the Company.

4Before Vesting

4.1Rights
A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award or Option until the Shares are issued or transferred to the Participant.
Except to the extent specified in the Forfeitable Share Agreement, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

4.2Transfer
A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 4.2 does not apply:
4.2.1to the transmission of an Award on the death of a Participant to the personal representatives; or
4.2.2to the assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee impose.

4.3Rights issues, demergers and changes to share capital
If there is:
4.3.1a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
4.3.2a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;
4.3.3a special dividend or distribution, or
4.3.4any other corporate event which might affect the current or future value of any Award, the Committee may adjust the description, number and/or class of Shares or securities subject to the Award and, in the case of an Option, the Exercise Price.

Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in rule 4.3. Any shares, securities or rights allotted to a Participant as a result of such an event will be:
4.3.5treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and
4.3.6subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

5Vesting

5.1Timing of Vesting
Subject to rule 6 (Malus, delay and clawback) and any Holding Requirement, an Award will normally Vest on the latest of:
5.1.1the date on which the Committee determines the extent to which any Performance Condition has been met under rule 5.2;
5.1.2the Normal Vesting Date; and
5.1.3the first date on which Vesting is not prevented by a Dealing Restriction.

5.2Determining the Performance Condition
If the Award is subject to a Performance Condition, the Committee will determine the extent to which it is satisfied as soon as reasonably practicable after the end of the period over which it is tested (or if later after the Normal Vesting Date).
Without limiting the Committee’s discretion under rule 6, the Committee may decide to reduce the extent to which the Award Vests on a formulaic basis. In doing so, it may, but shall not be obliged to, take into account:
5.2.1the Committee’s assessment of the performance of any Member of the Group or of any business area or team;
5.2.2the conduct, capability, or performance of the Participant;
5.2.3the Committee’s assessment of the appropriateness of the value in respect of which the Award would otherwise Vest; and
5.2.4any exceptional event that has affected the Company or any Member of the Group.

5.3Consequences of Vesting for Conditional Awards
Subject to any Holding Requirement, within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 5.8 (Tax), 6 (Malus and clawback), 8.4 (Death) and 12.8 (Consents)) for the transfer including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

5.4Consequences of Vesting for Options
5.4.1A Participant may only exercise an Option to the extent it has Vested.
5.4.2To exercise the Option, the Participant must give notice in the prescribed form to the Grantor or any person nominated by the Committee and pay the Exercise Price (if any) or make arrangements, satisfactory to the Committee for its payment.
5.4.3Within 30 days of a valid exercise of an Option, the Grantor will arrange (subject to any Holding Requirement and rules 5.7 (Cash alternative), 5.8 (Tax), 6 (Malus and clawback) and 12.8 (Consents) for the number of Shares in respect of which the Option is exercised to be issued or transferred to or to the order of the Participant.
5.4.4The Option will lapse, at the latest, on the close of business on the Final Lapse Date.
5.4.5If an Option lapses under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period or the earliest lapse will prevail.

5.5Consequences of Vesting for Forfeitable Shares
The Forfeitable Share Agreement will cease to apply to an Award of Forfeitable Shares to the extent it has Vested.

5.6Dividend Equivalent
If the Award carries a Dividend Equivalent, the Grantor will arrange (subject to any Holding Requirement and rules 5.7 (Cash alternative), 5.8 (Tax), 6 (Malus and clawback) and 12.8 (Consents) for a number of additional Shares to be issued to the Participant at the same time as the Shares in respect of which the Award is Vesting.

5.7Cash alternative
Except as otherwise provided in this rule 5.7, the Committee may decide that an Award (including any Dividend Equivalent) will be satisfied (wholly or in part) by paying the Participant an amount in cash equal to the Market Value of the Shares which would otherwise have been issued or transferred (less the Exercise Price, in the case of an Option).
An Award may be granted on the basis that it will always be satisfied in this manner.

For the avoidance of doubt, an Award which is subject to a Holding Requirement may only be satisfied as described above at or after the end of the Holding Period.
An Award (including any Dividend Equivalent) held by a Participant who is tax resident in Canada or otherwise subject to tax under the Income Tax Act (Canada) in connection with the Award may not be satisfied (wholly or in part) by paying the Participant a cash amount at the option of the Committee or the Company. Such Awards can only be satisfied by the issue or transfer of Shares, except to the extent a Participant requests that the Award be settled in cash equal to the Market Value of the Shares which would otherwise have been issued or transferred to such Participant (less the Exercise Price, in the case of an Option) and the Committee agrees to such request.

5.8Tax
The Participant will be responsible for all taxes, social security contributions and other levies or charges arising out of or in connection with an Award or the acquisition, holding or disposal of Shares or any interest in them. But this will only apply to employer social security contributions to the extent that the Committee so decide and to the extent lawful.
If the Grantor, any member of the Group or the trustee of any employee benefit trust has any liability to pay or account for any such tax, contribution, levy or charge, it will normally meet the liability by selling Shares to which the Participant becomes entitled on their behalf and using the proceeds to meet the liability.
However, the Committee may decide that the liability will, instead, be met by:
5.8.1deducting the amount of the liability from any cash payment due under the Plan;
5.8.2reducing the number of Shares to which the Participant would otherwise be entitled; and/or
5.8.3deducting the amount from any payment of salary, bonus or other payment due to the Participant.
The Participant will enter into any elections required by the Committee, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and/or elections to transfer any liability, or agreements to pay social security contributions.
Notwithstanding anything else in these rules, the Vesting of an Award or the issue or transfer of Shares or any payment of cash may be delayed until the Participant has done all things reasonably required by the Committee to give effect to this rule 5.8.

6Malus, delay in Vesting and clawback

6.1Malus (performance adjustment)
Notwithstanding anything else in these rules, the Committee may, at any time before an Award has been satisfied and in its absolute discretion, decide that:
6.1.1the number of Shares subject to any Award will be reduced;
6.1.2the Award will lapse (at a time it determines); and/or
6.1.3additional conditions will be imposed on the Vesting or satisfaction of the Award.

6.2Clawback
Notwithstanding anything else in these rules, the Committee may, in its absolute discretion, at any time during the Clawback Period, decide that clawback will apply where any of the events referred to in rule 6.4 occur.
If clawback applies the Committee may decide that the Participant:
6.2.1must transfer to or to the order of the Company a number of Shares which is equal to (or less than) the number of Shares issued or transferred to them pursuant to the Award; and/or
6.2.2pay to or to the order of the Company an amount representing the value of the Shares acquired under the Award; and/or
6.2.3pay to or to the order of the Company an amount equal to any cash payment made to them pursuant to the Award.
In addition, the Committee may decide that any Award, bonus or other benefit which might have been granted, Vested or paid to the Participant under this or any other arrangement will be reduced, not awarded or not Vest.

6.3Examples of events giving rise to malus
Without limiting its discretions under rule 6.1 the following events are examples of what the Committee may take into account in making any decision under this rule:
6.3.1Results announced for any financial year before Vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Committee.
6.3.2Any error or a material misstatement has resulted in an overpayment or over-allocation to Participants, whether in the form of Awards granted or Vesting under the Plan or otherwise.
6.3.3The Participant’s behaviour has resulted in material reputational damage to the Group or any member of the Group.

6.3.4An exceptional event or events occurs that has had or may have a material effect on the value or reputation of any Member of the Group (excluding an exceptional event or events which have a material adverse effect on global macroeconomic conditions).
6.3.5The Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that Shares cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (wholly or in part) for that insolvency or failure.

6.4Events giving rise to clawback
If any of the following events occurs, the Committee may exercise its discretion under rule 6.2:
6.4.1Results announced for any financial year before Vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Committee
6.4.2Any error or a material misstatement has resulted in an overpayment or over-allocation to Participants, whether in the form of Awards granted or Vesting under the Plan or otherwise.
6.4.3The Participant’s behaviour has resulted in material reputational damage to the Group or any member of the Group.
6.4.4The Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that Shares cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (wholly or in part) for that insolvency or failure.

6.5Delayed Vesting
Without limiting rule 6.1 (Malus), the Committee may decide that Vesting of an Award will be delayed (wholly or in part) if any of the following circumstances apply on the anticipated date of Vesting:
6.5.1The Committee decides that rule 6.1 (malus) applies.
6.5.2The Participant is subject to any Disciplinary Action.
6.5.3The Participant leaves, has left or is about to leave employment in circumstances where it is not clear whether or not the Award should lapse;
6.5.4A matter which may otherwise involve or affect the Participant has been referred to the Committee for review under rules 6.1 or 6.2.
6.5.5The Committee consider that it is necessary or appropriate to defer Vesting.

In these cases, Vesting will not occur unless and until the Committee determine that the Award should Vest.
“Disciplinary Action” for the purpose of this rule 6.5 (Delayed Vesting), means any enquiry or investigation by any Member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the Group against a Participant.

6.6General
6.6.1For the avoidance of doubt, rules 6.1 and 6.2 can apply even if the Participant was not responsible for the event in question or if it took place before the Vesting or grant of the Award.
6.6.2Those rules may be applied in different ways for different Participants in relation to the same or different events.
6.6.3The Committee will notify the Participant of any adjustment or delay under this rule 6.
6.6.4Except to the extent the Committee so decides at the time of exchange, neither malus nor clawback will apply to an Award which has been exchanged in accordance with rule 9.5 (Exchange).
6.6.5Clawback will not apply to an Award which has Vested in accordance with rule 9 (Corporate events).
6.6.6Without limiting rule 12.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of the operation or purported operation of this rule 6.

7Holding Requirement

7.1Effect of Holding Requirement
If an Award is subject to a Holding Requirement, it will Vest at the time and to the extent determined under rules 5 or 8 but, in the case of:
7.1.1a Conditional Award, the Holding Shares will be will be issued or transferred to the Participant or to another person to be held for the benefit of the Participant (as the Committee determine) on the basis set out in this rule 7; and
7.1.2an Option and it is exercised during the Holding Period, the Holding Shares will be issued or transferred as described above to be held for the balance of the Holding Period, on the basis set out in this rule 7;

7.1.3Forfeitable Shares, Vesting of the Holding Shares will be deferred until the end of the Holding Period and during the Holding Period, the Forfeitable Share Agreement will continue to apply as varied by this rule 7 as if the Forfeitable Shares were Holding Shares.
If required to do so by the Committee, the Participant must enter into an agreement setting out the basis on which the Holding Shares will be held under this rule 7. If the Participant does not do so in the manner and within the timeframe specified by the Committee, the Award will lapse and the Holding Shares will not be issued or transferred (or will be forfeited if already issued or transferred).
If the Holding Shares had already been transferred to the Participant or to another person to be held for the benefit of the Participant, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Committee.

7.2Rights during the Holding Period
7.2.1The Participant will be entitled to vote (or give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Holding Shares from the date the Shares are issued or transferred.
7.2.2The Participant may not transfer, assign or otherwise dispose of the Holding Shares or any interest in them (or instruct anyone to do so) except in the case of:
(i)a sale of sufficient entitlements nil-paid in relation to a Holding Share to take up the balance of the entitlements under a rights issue or similar transaction;
(ii)on forfeiture of the Holding Shares as described in rule 7.4;
(iii)to fund any tax in accordance with rule 5.8; or
(iv)an irrevocable undertaking to accept or vote in favour of a transaction contemplated by rule 9;
(v)in any other circumstances if the Committee so allow.
7.2.3Any securities which the Participant receives in respect of Holding Shares as a result of an event described in rule 4.3 during the Holding Period will, unless the Committee decides otherwise, be subject to the same restrictions as the corresponding Holding Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

7.2.4For the avoidance of doubt, clawback (under rule 6.2) will apply to the Holding Shares during the Holding Period.

7.3Leaving employment during the Holding Period
Rule 8 (Leaving employment) will not apply to any Holding Shares during the Holding Period and the Holding Requirement will continue apply after the Participant has left employment.
However, if the Participant leaves employment during the Holding Period in circumstances in which their employment could have been terminated without notice or otherwise due to the Participant’s misconduct, the Holding Shares will be forfeited.

7.4Forfeiture of Holding Shares
Where any Holding Shares are forfeited, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Committee.

7.5End of the Holding Period
7.5.1The Holding Period will end on the earliest of the following:
(i)the date on which the Holding Period would normally end, as set by the Committee under rule 2.3;
(ii)the date on which the Participant dies;
(iii)the date of a Change of Control; or
(iv)any other date determined by the Committee.
7.5.2At the end of the Holding Period, the restrictions relating to Holding Shares in rule 7.2.2 will cease to apply and the Holding Shares will be transferred to the Participant or as they may direct.

8Leaving employment

8.1General rule
Unless rules 8.2 (Exceptions) or 8.5 (Bonus Deferral Awards) applies, an Award which has not Vested will lapse on the date the Participant leaves employment.

8.2Exceptions
Subject to rule 8.3 (Early vesting), an Award will not lapse and the rules will continue to apply if a Participant leaves employment due to:
8.2.1ill-health, injury or disability, as established to the satisfaction of the Committee;

8.2.2retirement with the agreement of the Participant’s employer;
8.2.3the Participant’s employing company ceasing to be a Member of the Group;
8.2.4a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Member of the Group;
8.2.5redundancy in circumstances which give rise to a right to a redundancy payment; or
8.2.6any other reason, if the Committee so decides in any particular case within 30 days after the Participant leaves employment.
Vesting or exercise of the Award on or after leaving employment will be subject to such additional conditions as the Committee may impose.
Unless the Committee decides otherwise, the number of Shares in respect of which the Award Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date the Participant left employment or to such greater extent as it may determine.

8.3Early vesting
Where a Participant leaves employment for one of the reasons set out in rule 8.2, the Committee may decide, in its discretion, that the Award will Vest on the date the Participant leaves employment or on any later date chosen by it. Where it does so:
8.3.1subject to any Holding Requirement, the Award will Vest to the extent that any condition has been or is likely to be satisfied (as determined by the Committee, at the time the Participant leaves employment, in the manner specified in the condition or in such manner as it considers reasonable);
8.3.2unless the Committee decide otherwise, the number of Shares in respect of which the Award Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date the Participant left employment or to such greater extent as it may determine; and
8.3.3the Award will lapse to the extent it does not Vest.

8.4Death
If a Participant dies, the Award will Vest on the date of death in full.
Shares will be issued or transferred or cash paid to the personal representatives of a Participant who has died but only if they have produced such evidence as the Committee may require of their status as such. The receipt of any person who has produced such evidence will discharge the Grantor from any obligation to the Participant or their estate.

8.5Bonus Deferral Awards
A Bonus Deferral Award will not lapse on the date the Participant leaves employment but will continue in effect until it Vests or lapses in accordance with these rules.
However, a Bonus Deferral Award will lapse if the Participant leaves employment because of misconduct or otherwise in circumstances in which their employment could have been terminated without notice (whether or not it was, in fact, so terminated).

8.6General
8.6.1A Participant will only be treated as “leaving employment” when they are no longer an employee or director of any Member of the Group.
8.6.2Unless the Committee decides otherwise, a Participant will be treated as leaving employment on the date they give or receive notice terminating employment, whether or not such termination is or would be lawful. However, where rule 8.2 (Exceptions) applies, a Participant will be treated as leaving employment on the date of leaving.
8.6.3An Option which does not lapse when the Participant dies or leaves employment will lapse on the latest of:
(i)30 days after the date of leaving employment ;
(ii)30 days after the date on which it Vests;
(iii)where the Participant has died, 12 months after the date of death; or
(iv)in any case, such later date as the Committee may allow;
or, if earlier, on the Final Lapse Date.

9Corporate events

9.1Change of Control
Subject to rule 9.5, if there is a Change of Control, an Award will Vest as described in rule 9.3.

9.2Demerger and other corporate events
If the Company is or may be affected by:
9.2.1any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any Award; or

9.2.2any reverse takeover (not within rule 9.1), merger by way of a dual listed company or other significant corporate event, as determined by the Committee, the Committee may allow an Award to Vest to the extent determined by the Committee (not being greater than the extent specified in rule 9.3). The Committee may impose other conditions on Vesting.

9.3Extent of Vesting
Where an Award Vests under rule 9.1 or 9.2:
9.3.1the Award will Vest to the extent that any Performance Condition has been or is likely to be satisfied, as determined by the Committee at the time of the relevant event, in the manner specified in the condition or in such manner as it considers reasonable.
9.3.2unless the Committee decide otherwise or the Award is a Bonus Deferral Award, the number of Shares in respect of which it Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed on the date of the relevant event or to such greater extent as it may determine.
9.3.3to the extent that the Award does not Vest, the Committee may decide that it will be exchanged (wholly or partly) under rule 9.5 (Exchange).

9.4Options
9.4.1An Option will be exercisable to the extent it has Vested:
(i)for six months following a Change of Control or, if earlier, for six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served; or
(ii)for such period (not exceeding one year) as the Committee may set at the time of the event, following an event described in rule 9.2, and will lapse at the end of that period to the extent it has not been exercised or exchanged.
9.4.2This rule 9.4.2 applies if an Option Vests as a result of (or has Vested prior to) a court sanctioning a compromise or arrangement in connection with the acquisition of Shares, The Directors may decide, at any time before court sanction, that the Option will be deemed exercised (to the extent Vested under rule 9.1 or otherwise) with effect from the date of court sanction if they consider that the value of consideration receivable for the resulting Shares under the compromise or arrangement would be more than the Option Price and the Option Price will be paid as described in rule 5.8 as if it were tax. The Company will notify each affected Participant of this decision and give the Participant a reasonable opportunity to direct the Company before Vesting that the Option should not be deemed exercised.

9.5Exchange
An Award will not Vest (or, in the case of an Option, be exercisable) following an event described in rules 9.1 or 9.2 but will be exchanged pursuant to rule 10 (Exchange) to the extent that:
9.5.1an offer to exchange the Award is made and accepted by a Participant; or
9.5.2the Committee, with the consent of the Acquiring Company, decide before the event that the Award will be automatically exchanged.

9.6Committee
In this rule 9 (Corporate events), “Committee” means those people who were members of the remuneration committee of the Company immediately before the Change of Control.

10Exchange

10.1Timing of exchange
Where an Award is to be exchanged under rule 9.5 (Exchange) the exchange is effective immediately following the relevant event.

10.2Exchange terms
Where a Participant is granted a new award in exchange for an existing Award, the new Award:
10.2.1must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
10.2.2must be equivalent to the existing Award, subject to rules 6.6.5 and 10.2.4;
10.2.3will be treated as having been acquired at the same time as the existing Award and, subject to rule 10.2.4, will Vest in the same manner and at the same time;
10.2.4must:
(i)be subject to a condition which is, so far as practicable, equivalent to any condition applying to the existing Award; or
(ii)not be subject to any condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 9.3 (Extent of Vesting) and Vest at the end of the period over which any original

Performance Condition was tested or on the Normal Vesting Date set by the Committee on the grant of the Award; and/or
(iii)be subject to such other terms as the Committee consider appropriate in all the circumstances, but where the Award is exchanged to the extent it does not Vest under rule 9.3 (Extent of Vesting), it need not be subject to any condition.
10.2.5is governed by the rules of the Plan from time to time, excluding rule 11.2 (Shareholder approval), as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 10.2.1 above.

11Changing the Plan and termination

11.1Committee’ powers
Subject or rule 11.2, the Committee may at any time change the Plan and the terms of any existing Awards in any way, including changes to the disadvantage of existing Participants.

11.2Shareholder approval
Except as described in rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:
(i)the Participants;
(ii)the limitations on the amount or number of Shares, cash or other benefits subject to the Plan;
(iii)the individual limit for each Participant under the Plan;
(iv)the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or
(v)the terms of this rule 11.2.
11.2.2The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)to benefit the administration of the Plan;
(ii)to comply with or take account of the provisions of any proposed or existing legislation;

(iii)to take account of any changes to legislation; or
(iv)to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.
11.2.3The Committee may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rules 3.2 (Plan limit - 10 per cent) and 3.3 (Scope of Plan limit).

11.3Employees’ share scheme
No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 1166 of the Companies Act 2006.

11.4Notice
The Committee are not required to give Participants notice of any changes.

11.5Termination
The Plan will terminate on the 10th anniversary of IPO but the Committee may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

12General

12.1Terms of employment
12.1.1In this rule 12.1, ‘Employee’ means any current, former or prospective employee of any Member of the Group.
12.1.2This rule 12.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.
12.1.3Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.
12.1.4No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis on any occasion does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, on any future occasion.
12.1.5The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour.
12.1.6The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational, capricious arbitrary or might be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and the employer.
12.1.7No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:
(i)any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
(ii)any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;
(iii)the operation, suspension, termination or amendment of the Plan.

12.2Committee’ decisions final and binding
The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

12.3Third party rights
Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

12.4Documents sent to shareholders
The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

12.5Costs
The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

12.6Employee trust
The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

12.7Participants’ information
12.7.1Subject to rule 12.7.2, by participating in the Plan and accepting an Award, the Participant consents to the holding and processing of personal information the Participant provides to any Member of the Group, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:
(i)administering and maintaining Participant records;
(ii)providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;
(iii)providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;
(iv)transferring information about the Participant to any country or territory1 that may not provide the same statutory protection for the information as the Participant’s home country.
12.7.2The basis for any processing of personal information about the Participant under the EU’s General Data Protection Regulation (2016/679) (“GDPR”) (or any successor laws, including its incorporation into UK law as the UK GDPR) is set out in the Company’s Share Plan Privacy Notice and is not the consent given under rule 12.7.1. The Share Plan Privacy Notice also contains details about how the Participant’s personal information is processed and the Participant’s rights in relation to that information. The Participant has a right to review the Share Plan Privacy Notice.

12.8Consents
All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements to obtain or avoid the necessity for any such consent.

1 You will need to check this sort of consent to transfer can be given by participants in the relevant jurisdiction.

12.9Consistency with Committee’ remuneration policy
Nothing in these rules or the terms of any Award will oblige the Grantor or any other person to make any remuneration payment or payment for loss of office which would be in breach of Chapter 4A of Part 10 of the Companies Act 2006 (which requires such payments to be within an approved remuneration policy or otherwise approved by shareholders).
The Company will not be obliged to seek the approval of its shareholders in general meeting for any such payment but may make such changes as are necessary or desirable to the terms of any payment to ensure that it is not in breach of that Chapter.

12.10Share rights
Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

12.11Listing
If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

12.12Notices
12.12.1Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any website.
12.12.2Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, or by such other means, as the Committee or duly appointed agent may decide and notify Participants.
12.12.3Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12.13Governing law and jurisdiction
English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule 1
UK Tax-Qualified Options

The purpose of this Schedule is to provide, in accordance with Schedule 4, benefits for employees of Members of the Group in the form of Tax-Qualified Options.
Tax-Qualified Options can be eligible for favourable tax treatment in the UK.
The Committee may, when granting an Option, designate it as a Tax-Qualified Option. If it does so, the provisions of the Plan will apply to it, as amended by this Schedule 1.
1Definitions
Words used in this Schedule have the same meaning as in the Plan unless amended as stated below:
“HMRC” means Her Majesty’s Revenue and Customs;
“Participating Company” means:
(i)the Company and any Subsidiary;
(ii)any jointly-owned company (within the meaning of paragraph 34 of Schedule 4) designated by the Committee; and
(iii)any other entity designated by the Committee so long its participation would not prevent this Schedule from being a Schedule 4 Plan;
“Schedule 4” means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;
“Schedule 4 Plan” means a plan in relation to which the requirements of Parts 2 to 6 of Schedule 4 are (and are being) met;
“Shares” means, subject to paragraph 2, shares which satisfy paragraphs 16 to 20 of Schedule 4;
“Subsidiary” must be under the Control of the Company; and
“Tax-Qualified Option” means an Option to which this Schedule applies.
2Eligibility
A Tax-Qualified Option can only be granted to a person who is an employee or director of a Participating Company and cannot be granted to a person anyone who is:
(a)excluded from participation because of paragraph 9 of Schedule 4 (material interests provisions); or
(b)is a director who is required to work less than 25 hours a week (excluding meal breaks).

3Shares
Except where paragraph 11 applies, if any Shares which are subject to a Tax-Qualified Option cease to satisfy paragraphs 16 to 20 of Schedule 4 and this Schedule is to cease to be a Schedule 4 Plan, the definition of “Shares” above is changed automatically to “fully paid ordinary shares in the capital of the Company.
4Restrictions on terms of Tax-Qualified Options
4.1The Participant will not be entitled to receive any Dividend Equivalent in respect of a Tax-Qualified Option.
4.2Any Holding Requirement in relation to a Tax-Qualified Option will end, at the latest, one month before the tenth anniversary of the date of grant of the Option.
4.3A Tax-Qualified Option cannot be satisfied with a cash payment as described in rule 5.7 (Cash alternative).
4.4A Tax-Qualified Option cannot be assigned during the Participant’s life as described in rule 4.2.2.
5Notification of terms of Tax-Qualified Option
The Company will ensure that the Participant is notified of the following as soon as practicable after grant of a Tax-Qualified Option:
(a)the number and description of the Shares subject to the Option;
(b)the Exercise Price;
(c)whether or not the Shares subject to the Option are subject to any restriction (as defined in paragraph 36(3) of Schedule 4) including any Holding Requirement and, if so, the details of any such restrictions;
(d)the times at which the Option may be exercised (in whole or in part);
(e)the circumstances under which the Option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the Option (in whole or in part) is subject; and
(f)any mechanism (including any Performance Condition) by way of which any terms referred to in sub-paragraphs (a) and (c) to (e) above can be changed2.

6Exercise Price
6.1The Exercise Price of a Tax-Qualified Option will not be less than Market Value of a Share on the Date of Grant or such other date as HMRC may agree in advance.
6.2“Market value” for the purposes of this Schedule, means, on any particular day:
2 Para 21A(2)

6.2.1where Shares of the same class are neither admitted to the Official List nor listed on a foreign stock exchange, the market value of a share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HMRC Shares and Assets Valuation; and
6.2.2where Shares of the same class are so listed and traded on the London Stock Exchange or a foreign stock exchange:
(i)their middle market quotation on the immediately preceding day on which Shares are traded; or
(ii)the average of the middle market quotation on the five immediately preceding such days; or
(iii)such other price as may be agreed in advance with HMRC Shares and Assets Valuation.
The middle market quotation is taken from the Daily Official List of the London Stock Exchange or the foreign stock exchange equivalent list.
“Foreign stock exchange” means a recognised stock exchange outside the UK.
Any restriction referred to in paragraph 5(c) will be ignored when determining Market Value.
7HMRC limit
The aggregate Market Value of:
(a)the Shares subject to a Tax-Qualified Option; and
(b)the Shares which the Participant may acquire on exercising other Tax-Qualified Options; and
(c)the shares which the Participant may acquire on exercising options under any other Schedule 4 Plan established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4)
must not be more than the amount permitted under paragraph 6(1) of Schedule 4 (currently £30,000). For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.
8Adjustment of Options
Adjustments may be made to Tax-Qualified Options under rule 4.3 (Rights issues etc) only where there is a variation of the capital of which Shares form part and if:
(a)the total Exercise Price after adjustment must be substantially the same as before adjustment; and
(b)the total market value of the Shares subject to the Option must remain substantially the same; and
(c)the Plan must continue to be a Schedule 4 Plan.

An annual return relating to the Plan submitted to HMRC following any such adjustment must include a declaration that the Plan continues to comply with Schedule 4.
9Material interest
A Participant may not exercise a Tax-Qualified Option while excluded from participation in a Schedule 4 Plan under paragraph 9 of Schedule 4 (material interest provisions).
10Exercise and lapse – exceptions to the general rules
10.1“Redundancy”, in relation to Tax-Qualified Options is redundancy within the meaning of the Employment Rights Act 1996.
10.2If a Participant dies, rule 8.4 (Death) will apply but the personal representatives may exercise the Tax-Qualified Option within 12 months after the death, even if the death occurred during an exercise period under rule 8.2 (Exceptions). If this happens, the provisions of this paragraph take precedence over the provisions of rule 8.
To the extent that any Option exercisable under this paragraph 10.2 is not so exercised, it will lapse.
10.3If the Committee exercise any discretion under rule 8.2 (Exceptions), it must do so fairly and reasonably.
11Takeovers – Shares ceasing to meet requirements of Schedule 4
If rule 9.1 applies and, as a result of the event by virtue of which that rule applies, Shares in the Company would no longer meet the requirements of Part 4 of Schedule 4, the Committee, acting fairly and reasonably, may decide that the Tax-Qualified Options may be exercised under that rule only within a 20 day period after the relevant event and will lapse at the end of that period to the extent not so exercised, unless the Committee decide otherwise.
12Exchange of Options
12.1Tax-Qualified Options may only be exchanged under rule 10 (Exchange) if a company (the “Acquiring Company”):
12.1.1obtains Control of the Company as a result of making a general offer falling within paragraph 26(2)(a) of Schedule 4; or
12.1.2obtains Control of the Company; or
12.1.3becomes bound or entitled to acquire Shares under Section 981 of the Companies Act 2006.
12.2If the Participant does not agree to any exchange of the Tax-Qualified Option under that rule when required to do so by the Company, the Tax-Qualified Option will immediately lapse and will not be exchanged.

12.3Where a Tax-Qualified Option is exchanged, the new option:
12.3.2must be granted within the period referred to in paragraph 26(3) of Schedule 4 and with the agreement of the company offering the exchange;
12.3.3must be in respect of shares which satisfy the conditions of paragraph 27(4) of Schedule 4, in any body corporate (falling within paragraph 16(b) or (c) of Schedule 4) determined by the Committee or, in the absence of any such determination, by the Acquiring Company; and
12.3.4the new option must be equivalent to the Option that was exchanged as described in paragraph 27(4) of Schedule 4.
13Changing the terms of Tax-Qualified Options
The Committee’ powers under rule 11 are further restricted in relation to Tax-Qualified Options as described in this paragraph.
13.1The Exercise Price of a subsisting Tax-Qualified Option can only be changed pursuant to rule 4.3 (Rights issues etc), as varied by this Schedule.
13.2The number and nature of Shares subject to a subsisting Tax-Qualified Option can only be changed pursuant to rule 4.3 (Rights issues etc) or any mechanism notified under paragraph 5(f) of this Schedule.
13.3Any change to the other matters notified under paragraph 4 in relation to an outstanding Tax-Qualified Option or under the mechanism referred to above must be done in a fair and reasonable manner.
13.4An annual return submitted to HMRC following any change to a term of a Tax-Qualified Option which is necessary to comply with Parts 2 to 6 of Schedule 4 must include a declaration that the Plan continues to comply with Schedule 4 from the date of the change.

Schedule 2
Amended Pre-IPO Options

1Introduction
Alphawave IP Inc. granted options over common shares of Alphawave IP Inc. before IPO under the Alphawave IP Inc. Equity Incentive Plan 2017 (the ‘Pre-IPO Options’). Some holders of Pre-IPO Options have agreed to amend them so that they will be governed by the Plan as amended by this Schedule (the ‘Amended Options’) with effect from IPO. This Schedule sets out the terms of the Amended Options.
2Number of Shares
2.1The number of Shares subject to each Amended Option will be the same as the number of common shares of Alphawave IP Inc. (“Common Shares”) subject to the Pre-IPO Option.
2.2Notwithstanding the foregoing, if required, the number of Shares to which a holder of an Amended Option will be entitled on exercise of the Amended Option will be reduced such that the excess (if any) of the aggregate fair market value of the PLC Share underlying such holder's Amended Option immediately following IPO over the aggregate exercise price (if any) of such Amended Option does not exceed the excess (if any) of the aggregate fair market value of the Common Shares underlying the holder's Pre-IPO Option immediately before IPO over the aggregate exercise price (if any) of such Pre-IPO Option; provided that any fraction of a Share that such holder would be entitled to receive (after aggregating all Shares issuable to such holder in respect of all such holder's Amended Options that are exercised on a particular date) shall be rounded down to the nearest whole number.
2.3If the adjustment to the Pre-IPO Options contemplated by this paragraph 2 results in a disposition of Pre-IPO Options for Amended Options, it is intended that the provisions of subsection 7(1.4) of the Income Tax Act (Canada) apply to any such disposition.
3Exercise price
The Exercise Price payable to exercise each Amended Option over one Share will be the same as that to exercise the corresponding Pre-IPO Option over one Common Share in Alphawave IP Inc. (and, for the avoidance of doubt, will continue to be expressed in Canadian dollars).
4Normal Vesting Dates
4.1The Normal Vesting Date(s) of each Amended Option will be the date or dates on which it would have vested and become exercisable under rule 4.4 of the Equity Incentive Plan 2017.

4.2The Final Lapse Date will be the fifth anniversary of the Vesting Commencement Date.
5Early Vesting
At any time on or before IPO, the Committee may, in its discretion, decide that an Amended Option will Vest and become exercisable on such earlier date or dates than the Normal Vesting Date(s) and to such extent and subject to such conditions as it may decide.
6Other terms
6.1An Amended Option may not be satisfied in cash under rule 5.7.
6.2An Amended Option will not be subject to any Performance Conditions.
6.3No Holding Requirement will apply to an Amended Option.
6.4The Amended Options will not carry a Dividend Equivalent.
6.5Rules 6.1 (malus) and 6.2 (clawback) will not apply to the Amended Options.

Schedule 3
Awards to US taxpayers
1Application and purpose
1.1This Schedule will apply only to employees, directors, consultants and other service providers to the Company, its Parent and its Subsidiaries who are subject to United States federal income tax (each, a “U.S. Taxpayer”).
1.2The purpose of this Schedule is to establish certain rules and limitations applicable to Awards that may be granted to U.S. Taxpayers so as to comply with applicable tax, securities and other applicable laws currently in force.
1.3Except as otherwise provided by this Schedule, all grants made pursuant to this Schedule shall be governed by the terms of the Plan (including, without limitation, its provisions regarding adjustments). This Schedule is applicable to all Awards granted to U.S. Taxpayers under the Plan.
2Definitions and interpretation
2.1Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Schedule:
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.
“disability” means, for purposes of this Schedule, with respect to Incentive Stock Options, a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code;
“Exercise Price” means the price that must be paid to exercise an Option granted to a U.S. Taxpayer pursuant to the Plan and this Schedule, subject to adjustments in accordance with rule 4.3 of the Plan.
“Fair Market Value” shall, for purposes of this Schedule, have the same meaning as Market Value in the Plan, provided that in the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committee, taking into account such factors as it considers advisable in a manner consistent with the principles of Section 409A of the Code and, with respect to Incentive Stock Options, Section 422 of the Code.
“Incentive Stock Option” means any Option that is intended to be and designated in the Option Agreement as an "incentive stock option" within the meaning of Section 422 of the Code granted to an U.S. Taxpayer who is an Employee of the Company, Parent or any Subsidiary.

“Non-Qualified Stock Option” shall mean an Option which, by its terms, does not qualify or is not intended to qualify as an Incentive Stock Option.
“Optionee” shall, for the purposes of this Schedule, mean any U.S. Taxpayer to whom an Option has been granted pursuant to the Plan and this Schedule, and any permitted assignee or transferee thereof.
“Parent” means any parent company of the Company within the meaning of Section 424(e) of the Code.
“Subsidiary” means any subsidiary company of the Company within the meaning of Section 424(f) of the Code.
“Ten Percent Shareholder” means a person possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent determined pursuant to the attribution rules set forth in Section 424(d) of the Code.
2.2The Plan and this Schedule shall be read together.
2.3If there is an irreconcilable contradiction (as determined by the Committee) between the provisions of this Schedule and the Plan, the provisions of the Schedule shall govern unless expressly stated otherwise in the Plan.
2.4Any term defined in the Plan and in this Schedule shall have the meaning given in this Schedule.
3Documentation of Awards
Unless the Committee decides otherwise, each Option under this U.S. Schedule shall be evidenced by an Option Agreement between the Optionee and the Company.
4Shareholder approval
4.1The Plan and this Schedule shall be submitted to the Company’s shareholders for approval within 12 months after the date (“the Effective Date”) on which the Plan is adopted by the Company.3
4.2Awards may be granted under this Schedule at any time after the Effective Date but:
4.2.1no Incentive Stock Option may be exercised until the Plan and this Schedule have been approved by the Company’s shareholders as described above;
4.2.2if, by the date 12 months after the Effective Date, shareholder approval has not been obtained as described above, all Incentive Stock Options previously granted shall be automatically converted into and treated as Non-Qualified Stock Options; and
3 The then sold shareholder of the Company approved the Plan including this schedule by resolution dated 6 May 2021

4.2.3no Incentive Stock Option granted pursuant to an increase in the number of Shares approved by the Committee shall be exercised until such increase is approved by the shareholders of the Company.
5Shares subject to Incentive Stock Options
5.1In addition to the limit in rule 3.2, the maximum number of Shares, as of the Effective Date, that may be issued under the Plan to satisfy Incentive Stock Options is 70,000,000. The Committee may adjust this limit to take account of any events described in rule 4.3 of the Plan.
5.2Such reserve of Shares available for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 422 of the Code.
5.3For the purposes of this paragraph 5:
5.3.1Shares subject to Options that are cancelled, forfeited, settled for cash or that expire by their terms will again be available for grant and issuance under the Plan;
5.3.2to the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding grants of any entity acquired in any form of combination by the Company, its Parent or any of its Subsidiaries shall not be counted against Shares available for grant as Options pursuant to the Plan;
5.4Notwithstanding the provisions of this paragraph 5, no Shares may again be optioned as an Incentive Stock Option if such action would fail to qualify under Section 422 of the Code.
6Incentive Stock Options
6.1The Committee may decide, when granting an Option to a U.S. Taxpayer who is an employee of the Company, a Subsidiary or a Parent, that it will be intended to qualify as an Incentive Stock Option.
6.2No Options intended to qualify as Incentive Stock Options may be granted more than 10 years after the Effective Date.
6.3To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.
6.4The Exercise Price per Share subject to an Incentive Stock Option shall be determined by the Board at the time of grant of such Incentive Stock Option and shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Incentive Stock Option or, if the Incentive Stock Option is granted to a Ten Percent Shareholder, the Exercise Price per Share shall be no less than 110%

of the Fair Market Value of the Share at the time of the grant of such Incentive Stock Option.
6.5If the Exercise Price of a Non-Qualified Stock Option is less than Fair Market Value, the terms of such Option shall be structured in a manner that is intended to comply with the requirements of Section 409A of the Code.
6.6The Final Lapse Date of an Incentive Stock Option granted to a Ten Percent Shareholder will not be later than the 5th anniversary of the date on which the Incentive Stock Option is granted.
6.7To the extent that the aggregate Fair Market Value (determined as of the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a US Taxpayer during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent, exceeds US $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options.
6.8For the purposes of paragraph 6.7:
6.8.1Incentive Stock Options will be taken into account in the order in which they were granted;
6.8.2the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted; and
6.8.3calculation will be performed in accordance with Section 422 of the Code.
6.9If the U.S. Taxpayer does not remain employed by the Company, any Subsidiary or any Parent at all times from the time the Incentive Stock Option is granted until three months prior to the date of exercise (or such other period as required by Section 422 of the Code), such Incentive Stock Option shall be treated as a Non-Qualified Stock Option.
6.10If any provision of this Schedule is not necessary for the Options to qualify as Incentive Stock Options, or if any additional provisions be required, the Committee may amend this Schedule accordingly, without obtaining the approval of the shareholders of the Company, unless required by applicable law.
6.11The Optionee shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Optionee.
6.12No Incentive Stock Option shall be assigned, transferred or otherwise disposed of by any Participant other than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the Participant’s lifetime, only by the Participant.

7Amendment of this Schedule
The Committee may not amend or terminate this Schedule without the approval of the shareholders of the Company entitled to vote in accordance with applicable law if the amendment would:
(a)increase the aggregate number of Shares that may be issued under this Schedule; or
(b)require shareholder approval in order for the U.S. Schedule to continue to comply with Section 422 of the Code to the extent applicable to Incentive Stock Options.
8Compliance with Code Section 409A
8.1If the Committee reasonably determines that the terms of an Award granted to a U.S Taxpayer constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), the Award shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend the terms of the Award (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.
8.2If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:
8.2.1Payments under the Section 409A Plan may be made only upon:
(i)the Participant’s “separation from service”,
(ii)the date the Participant becomes “disabled”,
(iii)the Participant’s death,
(iv)a “specified time (or pursuant to a fixed schedule)” specified in the Award agreement at the date of the deferral of such compensation,
(v)a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or
(vi)the occurrence of an “unforeseeable emergency”.
8.2.2The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

8.2.3Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code;
8.2.4In the case of any Participant who is a “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is 30 days after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).
8.2.5For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.
8.3Notwithstanding the foregoing, or any provision of the Plan or the terms of any Award, the Company does not make any representation to any Participant or beneficiary thereof that any Awards made pursuant to the Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary thereof for any tax, additional tax, interest or penalties that the Participant or any beneficiary thereof may incur in the event that any provision of this Plan, or any Award agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.
8.4Unless otherwise determined by the Committee (i) any substitutions or assumptions of any Incentive Stock Options granted pursuant to the Plan and this Schedule by reason of any corporate transactions as those terms are defined in Section 1.424-1 of the Treasury Regulations shall be done in a manner that satisfies the requirements of such Section 1.424-1(a), and (ii) any substitutions or assumptions of any Options intended to not provide for a “deferral of compensation” under Section 1.409A-1(b)(5) of the Code shall satisfy the requirements set forth in Section 1.409(b)(5)(D) so that the substituted or assumed Options are not treated as the grant of new Options for purposes of Section 409A.